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Exhibit 21.1

SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Aushon Biosystems, Inc.	Delaware
Quanterix Security Corporation	Massachusetts
Quanterix Netherlands B.V.	The Netherlands

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  Exhibit 21.1
SUBSIDIARIES